Exhibit 99.3

PETROLEUM DEVELOPMENT CORPORATION
Consolidated Balance Sheets
(unaudited; in thousands, except share and per share data)

December 31,	2007	2006
Assets
Current assets:
Cash and cash equivalents	$ 84,751	$ 194,326
Restricted cash - current	14,773	519
Accounts receivable, net	60,024	42,600
Accounts receivable - affiliates	11,537	9,235
Inventories	2,248	3,345
Fair value of derivatives	4,817	15,012
Other current assets	13,643	5,977
Total current assets	191,793	271,014
Properties and equipment, net	845,864	394,217
Restricted cash - long term	1,294	192,451
Goodwill	-	6,783
Other assets	11,528	19,822
Total Assets	$ 1,050,479	$ 884,287

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 88,502	$ 67,675
Accounts payable - affiliates	3,828	7,595
Short term debt	-	20,000
Production tax liability	21,330	11,497
Other accrued expenses	12,913	9,685
Deferred gain on sale of leaseholds	-	8,000
Federal and state income taxes payable	901	28,698
Fair value of derivatives	6,291	2,545
Advances for future drilling contracts	68,417	54,772
Funds held for distribution	39,823	31,367
Total current liabilities	242,005	241,834
Long-term debt	235,000	117,000
Deferred gain on sale of leaseholds	-	17,600
Other liabilities	19,968	19,400
Deferred income taxes	136,490	116,393
Asset retirement obligation	20,731	11,916
Total liabilities	654,194	524,143

Commitments and contingent liabilities

Minority interest in consolidated limited liability company	759	-

Shareholders' equity:
Common shares, par value $.01 per share; authorized 50,000,000
shares; issued: 14,907,679 in 2007 and 14,834,871 in 2006	149	148
Additional paid-in capital	2,559	64
Retained earnings	393,044	360,102
Treasury shares at cost, 5,894 shares in 2007 and 4,706 in 2006	(226)	(170)
Total shareholders' equity	395,526	360,144
Total Liabilities and Shareholders' Equity	$ 1,050,479	$ 884,287